Exhibit 5.2

[Letterhead of IASIS Healthcare LLC]

October 31, 2011

Ladies and Gentlemen:

I am the Assistant Vice President, Legal Counsel of IASIS Healthcare LLC, a Delaware limited liability company (“IASIS LLC”) and IASIS Capital Corporation, a Delaware corporation (“IASIS Capital,” and together with IASIS LLC, the “Issuers”), and I am delivering this opinion letter in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to up to $850,000,000 aggregate principal amount of the Issuers’ 8.375% Senior Notes due 2019 (the “Exchange Notes”) to be offered in exchange for the Issuers’ outstanding 8.375% Senior Notes due 2019 originally issued on May 3, 2011. The Exchange Notes are fully and unconditionally guaranteed by each of the guarantors listed in the Registration Statement (the “Guarantors”). The Exchange Notes will be issued under an indenture dated as of May 3, 2011 (the “Indenture”) among the Issuers, the Guarantors and The Bank of New York Trust Company, N.A., as trustee. The Indenture includes the guarantees of the Exchange Notes by the Guarantors.

In arriving at the opinions expressed below, I have reviewed the following documents:

(a)	the Registration Statement;

(b)	an executed copy of the Indenture; and

(c)	the form of the Exchange Notes included in the Indenture.

In addition, I have reviewed the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Guarantors listed in Annex A hereto (the “Non-Delaware Guarantors”) and such other documents, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified (i) the accuracy as to factual matters of each document I have reviewed and (ii) that the Exchange Notes will conform to the form thereof that I have reviewed and will be duly authenticated in accordance with the terms of the Indenture.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that the execution and delivery of the Indenture have been duly authorized by all necessary corporate or limited liability company action, as applicable, by each Non-Delaware Guarantor, and the Indenture has been duly executed and delivered by each Non-Delaware Guarantor.

I hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to me in the Registration Statement and the related prospectus under the caption “Legal Matters.” In giving this consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder. The opinions expressed herein are rendered on and as of the date hereof, and I assume no obligation to advise, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

/s/ Christopher Y. Chi

Name:	Christopher Y. Chi
Title:	Assistant Vice President,
Legal Counsel

Annex A

Non-Delaware Guarantors	Jurisdiction
Biltmore Surgery Center, Inc.	Arizona

Brim Healthcare of Colorado, LLC	Colorado

Brim Physicians Group of Colorado, LLC	Colorado

Heart and Lung Institute of Utah, Inc.	Utah

Seaboard Development LLC	Utah

3